Exhibit 99.1

SemiLEDs Reports First Quarter Fiscal Year 2025

Financial Results

Hsinchu, Taiwan (January 10, 2025)— SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the first quarter of fiscal year 2025, ended November 30, 2024.

Revenue for the first quarter of fiscal 2025 was $1.3 million, compared to $1.3 million in the fourth quarter of fiscal 2024. GAAP net loss attributable to SemiLEDs stockholders for the first quarter of fiscal 2025 decreased to $547 thousand, or $(0.08) per diluted share, compared to a net loss of $560 thousand, or $(0.08) per diluted share, in the fourth quarter of fiscal 2024.

GAAP gross margin for the first quarter of fiscal 2025 increased to 21%, compared to 12% for the fourth quarter of fiscal 2024. Operating margin for the first quarter of fiscal 2025 was negative 52%, compared with negative 62% for the fourth quarter of fiscal 2024. The Company’s cash and cash equivalents were $1.2 million at November 30, 2024, compared to $1.7 million at the end of the fourth quarter of fiscal 2024.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, revenue expectations for the second quarter ending February 28, 2025, the expedited timing of the recognition of revenue relating to the buy-sell purchase orders and estimated costs of revenue related thereto, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee
Chief Financial Officer
SemiLEDs Corporation
+886-37-586788
investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	November 30,	August 31,
	2024	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,248	$1,671
Restricted cash and cash equivalents	77	78
Accounts receivable (including related parties), net	261	416
Inventories, net	3,722	3,574
Prepaid expenses and other current assets	185	223
Total current assets	5,493	5,962
Property, plant and equipment, net	2,609	2,798
Operating lease right of use assets	1,041	1,091
Intangible assets, net	85	90
Investments in unconsolidated entities	949	969
Other assets	223	228
TOTAL ASSETS	$10,400	$11,138
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$2,847	$2,854
Accounts payable	340	137
Accrued expenses and other current liabilities	2,799	2,936
Other payable to related parties	1,049	1,001
Operating lease liabilities, current portion	76	94
Total current liabilities	7,111	7,022
Long-term debt, excluding current installments	744	870
Operating lease liabilities, less current portion	965	997
Total liabilities	8,820	8,889
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	187,277	187,337
Accumulated other comprehensive income	3,531	3,545
Accumulated deficit	(189,228)	(188,681)
Total SemiLEDs stockholders’ equity	1,580	2,201
Noncontrolling interests	—	48
Total equity	1,580	2,249
TOTAL LIABILITIES AND EQUITY	$10,400	$11,138

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	November 30,2024	August 31, 2024
Revenues, net	$1,261	$1,324
Cost of revenues	1,001	1,171
Gross profit	260	153
Operating expenses:
Research and development	221	217
Selling, general and administrative	696	760
Gain on disposals of long-lived assets	—	1
Total operating expenses	917	978
Loss from operations	(657)	(825)
Other income (expenses):
Investment loss from unconsolidated entities	(3)	(3)
Interest expenses, net	(67)	(36)
Other income, net	282	268
Foreign currency transaction (loss) gain , net	(102)	34
Total other income, net	110	263
Loss before income taxes	(547)	(562)
Income tax expense	—	—
Net loss	(547)	(562)
Less: Net income (loss) attributable to noncontrolling interests	—	(2)
Net loss attributable to SemiLEDs stockholders	$(547)	$(560)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.08)	$(0.08)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	7,212	7,203